THIRD AMENDMENT TO CREDIT AGREEMENT
THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of September 26, 2017, among Summit Hotel OP, LP (the “Borrower”), KeyBank National Association, as administrative agent (the “Administrative Agent”), and the financial institutions party to the Credit Agreement referred to below (collectively, the “Lender Parties”).
PRELIMINARY STATEMENTS:
The Borrower, Summit Hotel Properties, Inc. (the “Parent Guarantor”), the other guarantors named therein, Administrative Agent, and the Lender Parties have entered into that certain Credit Agreement dated as of April 7, 2015, as amended by that certain First Amendment to Credit Agreement dated as of December 21, 2015, and that certain Second Amendment to Credit Agreement dated as of January 15, 2016 (as amended, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.
The Borrower, the Administrative Agent and the Lenders have agreed to amend the Credit Agreement on the terms and subject to the conditions hereinafter set forth.
SECTION 1.Amendment to Credit Agreement. Upon the occurrence of the Third Amendment Effective Date (as defined in Section 3 below), the Credit Agreement is amended as follows:
(a)    By inserting the following definitions in Section 1.01 of the Credit Agreement, in the appropriate alphabetical order:
“‘Bail-In Action’ means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
‘Bail-In Legislation’ means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
‘EEA Financial Institution’ means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
‘EEA Member Country’ means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
‘EEA Resolution Authority’ means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

‘EU Bail-In Legislation Schedule’ means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
‘Third Amendment Effective Date’ means September 26, 2017.
‘Write-Down and Conversion Powers’ means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.”
(b)    By deleting in their entirety the definitions of “Applicable Margin”, “Defaulting Lender”, “ERISA Event”, “Existing Credit Agreement”, “Hedge Bank” and “Permitted Recourse Debt”, appearing in Section 1.01 of the Credit Agreement, and inserting in lieu thereof the following:
“‘Applicable Margin’ means, at any date of determination, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Pricing Level	Leverage Ratio	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
I	< 4.0:1.0	0.80%	1.80%
II	> 4.0:1.0, but < 5.0:1.0	0.95%	1.95%
III	> 5.0:1.0, but < 5.5:1.0	1.20%	2.20%
IV	> 5.5:1.0, but < 6.0:1.0	1.30%	2.30%
V	> 6.0:1.0	1.60%	2.60%

The Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing shall be determined by reference to the Leverage Ratio in effect on the first day of such Interest Period; provided, however, that (a) the Applicable Margin shall initially be at Pricing Level II on the Closing Date based on the certificate delivered pursuant to Section 3.01(a)(xv), (b) no change in the Applicable Margin resulting from the Leverage Ratio shall be effective until three Business Days after the date on which the Administrative Agent receives (i) the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating the Leverage Ratio, (c)  the Applicable Margin shall be at Pricing Level V during any period that an increase in the maximum ratio of Consolidated Unsecured Indebtedness of the Parent Guarantor to Unencumbered Asset Value in accordance with the proviso in Section 5.04(b)(i) is in effect, and (d) the Applicable Margin shall be at Pricing Level V for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.03(b) or (c), as applicable, the information described in clause (b) of this proviso. If (i) the Leverage Ratio used to determine the Applicable Margin for any period is incorrect as a result of any error, misstatement or misrepresentation contained in any financial statement or certificate delivered pursuant to Section 5.03(b) or (c), and (ii) as a result thereof, the Applicable Margin paid to the Lenders, at any time pursuant to this Agreement is lower than the Applicable Margin that would have been payable to the Lenders, had the Applicable Margin been calculated on the basis of the correct Leverage Ratio, the Applicable Margin in respect of such period will be adjusted upwards automatically and retroactively, and the Borrower shall pay to each Lender such additional amounts (“Additional Margin Amounts”) as are necessary so that after receipt of such amounts such Lender receives an amount equal to the amount it would have received had the Applicable Margin been calculated during such period on the basis of the correct Leverage Ratio. Additional Margin Amounts shall be payable within (10) days after delivery by the Administrative Agent to the Borrower of a notice (which shall be conclusive and binding absent manifest error) setting forth in reasonable detail the Administrative Agent’s calculation of the amount of any Additional Margin Amounts owed to the Lenders. The payment of Additional Margin Amounts pursuant to this Agreement shall be in addition to, and not in limitation of, any other amounts payable by the Borrower pursuant to the Loan Documents.
‘Defaulting Lender’ means, subject to Section 9.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Commitments within two Business Days of the date any such Commitment was required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding the Advance has not been satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice) or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Commitment hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.10(a)) upon delivery of written notice of such determination to the Borrower and each Lender.
‘ERISA Event’ means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
‘Existing Credit Agreement’ means collectively (i) that certain Credit Agreement, dated as of January 15, 2016, among Borrower, Parent Guarantor, the other guarantors party thereto, Deutsche Bank AG New York Branch, as administrative agent, and the other lenders party thereto, as amended, supplemented or otherwise modified to date, and (ii) that certain Credit Agreement, dated as of September 26, 2017, among Borrower, Parent Guarantor, the other guarantors party thereto, KeyBank, as administrative agent, and the other lenders party thereto, as amended, supplemented or otherwise modified to date.
‘Hedge Bank’ means any entity that is a Lender Party or an Affiliate of a Lender Party at the time it enters into a Guaranteed Hedge Agreement in its capacity as a party to such Guaranteed Hedge Agreement.
‘Permitted Recourse Debt’ means Recourse Debt that is either (a) Unsecured Indebtedness that does not result in a Default or an Event of Default under the financial covenants set forth in Section 5.04(b) provided that the aggregate principal amount of any such Unsecured Indebtedness, other than the Unsecured Indebtedness under the Existing Credit Agreement, that has a scheduled maturity date or commitment termination date prior to the one year anniversary of the latest Termination Date under the Credit Agreement (taking into account any extensions thereof) shall in no event exceed $125,000,000, or (b) Indebtedness (i) secured by (x) a Lien on the Equity Interests of a Property-Level Subsidiary that directly or indirectly does not hold any fee or leasehold interest in any Unencumbered Asset, or (y) a mortgage Lien granted by such Property-Level Subsidiary, as mortgagor, pursuant to the terms of the loan documents evidencing such Recourse Debt, (ii) in an aggregate principal amount not to exceed 10% of Total Asset Value at any time outstanding, and (iii) that does not result in Default or Event of Default under the financial covenants set forth in Sections 5.04(a)(v) and 5.04(a)(vi).”
(c)    By deleting in it entirety Section 2.11(f)(v) of the Credit Agreement, and inserting in lieu thereof the following:
“(v)    fifth, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date or any periodic scheduled payments due under any Guaranteed Hedge Agreement of which Administrative Agent has received not less than five (5) Business Days prior written notice, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;”
(d)    By deleting in its entirety Section  2.11(f)(vii) of the Credit Agreement, and inserting in lieu thereof the following:
“(vii)    seventh, to the payment of the principal amount of all of the outstanding Advances and any termination payments due under a Guaranteed Hedge Agreement of which Administrative Agent has received not less than five (5) Business Days prior written notice that are due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lender Parties on such date; and”
(e)    By deleting in its entirety Section 2.17(a) of the Credit Agreement, and inserting in lieu thereof the following:
“(a)    The Borrower may, at any time by written notice to the Administrative Agent, request an increase in the aggregate amount of the Term Loan Commitments, in the form of an additional tranche within the Term Loan Facility, by not less than $5,000,000 (each such proposed increase, a “Commitment Increase”) to be effective prior to the Termination Date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $200,000,000 in the aggregate, (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied and such Commitment Increase shall not constitute or give rise to a default or event of default (whether with the giving of notice, passage of time or otherwise) under any agreement (including, without limitation, the Existing Credit Agreement) to which the Parent Guarantor or any of its Subsidiaries are bound or subject, and Borrower shall have delivered to Administrative Agent a certification of the foregoing signed by a Responsible Officer together with such supporting information demonstrating compliance with the foregoing as Administrative Agent may reasonably request, (iii) with respect to any Term Loan Borrowing in connection with any Commitment Increase consisting of Eurodollar Rate Advances, such Borrowing must occur only on the first day of an Interest Period, and (iv) the Borrower may not request a Commitment Increase in the event that all Advances that had been outstanding prior to such requested increase have been prepaid.”

(f)    By deleting in its entirety Section 4.01(x) of the Credit Agreement, and inserting in lieu thereof the following:
“(x)    Sanctioned Persons. None of the Loan Parties or any of their respective Subsidiaries nor, to the knowledge any Responsible Officer of the Borrower, any director, officer, agent, employee or Affiliate of any Loan Party or any of its respective Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any successor to OFAC carrying out similar function or any sanctions under similar laws or requirements administered by the United States Department of State, the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions Laws”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or other Sanctions Laws (each such person a “Designated Person”). Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws.”
(g)    By inserting the following new Section 4.01(y) of the Credit Agreement immediately after Section 4.01(x):
“(y)    EEA Financial Institutions. None of the Borrower, any Guarantor, nor their respective Subsidiaries is an EEA Financial Institution.”
(h)    By deleting in their entirety Sections 5.02(u) and 5.02(v) of the Credit Agreement, and inserting in lieu thereof the following:
“(u)    Sanctioned Persons. Directly or indirectly use or permit or allow any of its Subsidiaries to directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any Designated Person or in any manner that would cause any of such persons to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Loan Parties that are used to pay any amount due pursuant to this Agreement or the other Loan Documents shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws.
(v)    More Restrictive Agreements. Enter into or modify any agreements or documents or permit or allow any of its Subsidiaries to enter into or modify any agreements or documents in each case pertaining to any existing or future Unsecured Indebtedness of such Loan Party or such Subsidiaries (including, without limitation, the Existing Credit Agreement), if such agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Loan Parties or their respective Subsidiaries than those set forth in Sections 5.01(o), 5.02(f)(iv), 5.02(g), 5.02(m), 5.02(o) or 5.04 (and including for the purposes hereof, all definitions used in or relating to such sections or definitions) of this Agreement, unless the Loan Parties, the Administrative Agent and the Required Lenders shall have simultaneously amended this Agreement to include such more restrictive provisions. Each of the Loan Parties agrees to deliver to the Administrative Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future Unsecured Indebtedness of the Loan Parties and their respective Subsidiaries as the Administrative Agent from time to time may request.”
(i)    By deleting in its entirety Section 5.04(a)(i) of the Credit Agreement, and inserting in lieu thereof the following:
“(i)    Maximum Leverage Ratio. Maintain as of each Test Date a Leverage Ratio of not greater than 6.50:1.00; provided, however, that on and after the date of any Leverage Ratio Increase Election, the Parent Guarantor shall maintain as of each Test Date occurring during the period ending not later than the last day of the third (3rd) consecutive fiscal quarter ending after the date of such Leverage Ratio Increase Election, a Leverage Ratio of not greater than 7.00:1.00; provided further that (A) such Leverage Ratio Increase Elections may only occur (1) prior to the Termination Date and (2) not more than two times during the term of the Facility, and (B) such Leverage Ratio Increase Elections may not be consecutive.”
(j)    By deleting in its entirety Section 5.04(a)(ii) of the Credit Agreement, and inserting in lieu thereof the following:
“(ii)    Minimum Consolidated Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of not less than the sum of (a) $1,105,342,000 plus (b) an amount equal to 75% of the net cash proceeds of all issuances or sales of Equity Interests of the Parent Guarantor or any of its Subsidiaries consummated after the Third Amendment Effective Date.”
(k)    By deleting in its entirety Section 5.04(b)(i) of the Credit Agreement, and inserting in lieu thereof the following:
“(i)    Maximum Unsecured Leverage Ratio. Maintain at all times an Unsecured Leverage Ratio equal to or less than 60%; provided, however, that on and after the date of any Unsecured Leverage Ratio Increase Election, the Parent Guarantor shall maintain as of each Test Date occurring during the period ending not later than the last day of the third (3rd) consecutive fiscal quarter ending after the date of such Unsecured Leverage Ratio Increase Election, an Unsecured Leverage Ratio equal to or less than 65%; provided further that (A) such Unsecured Leverage Ratio Increase Elections may only occur (1) prior to the Termination Date and (2) not more than two times during the term of the Facility, and (B) such Unsecured Leverage Ratio Increase Elections may not be consecutive.”
(l)    By deleting in its entirety Section 6.01(e) of the Credit Agreement, and inserting in lieu thereof the following:
“(e)    Cross Defaults. (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material

Debt, if (A) the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) only with respect to Material Debt described in clause (a) or (b) of the definition thereof, such event or condition shall remain unremedied or otherwise uncured for a period of 30 days; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or (iv) without limiting the foregoing, the occurrence of any “Event of Default” (as defined in any Existing Credit Agreement) under any Existing Credit Agreement; or”
(m)    By inserting the following new Section 9.17 of the Credit Agreement immediately after Section 9.16:
“SECTION 9.17.    ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”
(n)    By deleting each and all references to “James Komperda”, “(770) 510- 2061” and “James_K_Komperda@KeyBank.com” in the Credit Agreement, and inserting in lieu thereof “Daniel Silbert”, “(770) 510- 2096” and “Daniel_Silbert@KeyBank.com, respectively.
(o)    By deleting in its entirety Schedule III of the Credit Agreement, and inserting in lieu thereof the Schedule III attached hereto and made a part hereof.

SECTION 2.    Representations and Warranties. The Borrower hereby represents and warrants that the representations and warranties contained in each of the Loan Documents (as amended or supplemented to date, including pursuant to this Amendment) are true and correct on and as of the Third Amendment Effective Date (defined below), as though made on and as of such date (except for any such representation and warranty that, by its terms, refers to an earlier date, in which case as of such earlier date).
SECTION 3.    Conditions of Effectiveness. This Amendment shall become effective as of the first date (the “Third Amendment Effective Date”) on which, and only if, each of the following conditions precedent shall have been satisfied:
(a)    The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:
(a)    (x) counterparts of this Amendment executed by the Borrower, the Administrative Agent and those Lenders comprising Required Lenders or, as to any of such Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment, and (y) the consent attached hereto (the “Consent”) executed by each of the Guarantors.
(b)    A certificate of the Secretary or an Assistant Secretary of (a) the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Amendment and (b) each Guarantor certifying the names and true signatures of the officers of such Guarantor authorized to sign the Consent.
(b)    The representations and warranties set forth in each of the Loan Documents shall be correct in all material respects on and as of the Third Amendment Effective Date, as though made on and as of such date (except for any such representation and warranty that, by its terms, refers to a specific date other than the Third Amendment Effective Date, in which case as of such specific date).
(c)    No event shall have occurred and be continuing, or shall result from the effectiveness of this Amendment, that constitutes a Default or an Event of Default.
(d)    The “Existing Credit Agreement” (as defined in the Credit Agreement in effect immediately prior to the Third Amendment Effective Date) shall be amended in a manner consistent with Section 1 above and otherwise shall be in form and substance satisfactory to Administrative Agent, and that certain Credit Agreement dated as of the same date hereof, among Borrower, Parent Guarantor, Subsidiary Guarantors, Administrative Agent, and other lender parties thereto, shall be executed and delivered to Agent in form and substance satisfactory to Administrative Agent, effective contemporaneously with the Third Amendment Effective Date.
The effectiveness of this Amendment is conditioned upon the accuracy of the factual matters described herein. This Amendment is subject to the provisions of Section 9.01 of the Credit Agreement.
SECTION 4.    Reference to and Effect on the Loan Documents.
(a)    On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)    The Credit Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
SECTION 5.    Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.
SECTION 6.    Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or as an attachment to an electronic mail message in .pdf, .jpeg, .TIFF or similar electronic format shall be effective as delivery of a manually executed counterpart of this Amendment for all purposes.
SECTION 7.    Governing Law. This Amendment shall pursuant to New York General Obligations Law Section 5-1401 be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 8.    Waiver of Claims. Borrower acknowledges, represents and agrees that Borrower as of the date hereof has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Term Loan Advances or with respect to any acts or omissions of Administrative Agent or any Lender, or any past or present officers, agents or employees of Administrative Agent or any Lender, and Borrower does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:    SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner

By:	SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation,
its sole member

/s/ Christopher Eng
By:____________________________
Name: Christopher Eng
Title: Secretary

(Signatures continued on next page)

Summit – Third Amendment to Credit Agreement

Agreed as of the date first above written:
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent and Initial Lender

/s/ Daniel L. Silbert
By:

Name: Daniel L. Silbert
Title: Sr. Vice President
(Signatures continued on next page)

Summit – Third Amendment to Credit Agreement

REGIONS BANK,
as a Lender

/s/ T. Barrett Vawter
By:    ___________________________________

    Name: T. Barrett Vawter
Title: Vice President

(Signatures continued on next page)

Summit – Third Amendment to Credit Agreement

RAYMOND JAMES BANK, N.A.,
as a Lender

/s/ Matt Stein
By:    ___________________________________

    Name: Matt Stein
Title: Vice President

(Signatures continued on next page)

Summit – Third Amendment to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

/s/ Scott C. DeJong
By:    ___________________________________

    Name: Scott C. DeJong
Title: Senior Vice President
(Signatures continued on next page)

Summit – Third Amendment to Credit Agreement

BRANCH BANKING AND TRUST COMPANY,
as a Lender

/s/ Brad Bowen
By:    ___________________________________

    Name: Brad Bowen
Title: Senior Vice President
(Signatures continued on next page)

Summit – Third Amendment to Credit Agreement

AMERICAN BANK, N.A.,
as a Lender

/s/ Phillip A. Wright
By:    ___________________________________

    Name: Phillip A. Wright
Title: Senior Commercial Lender
(Signatures continued on next page)

Summit – Third Amendment to Credit Agreement

CONSENT
Dated as of September 26, 2017
Each of the undersigned, as a Guarantor under the Guaranty set forth in Article VII of the Credit Agreement dated as of April 7, 2015, as amended on December 21, 2015 and January 15, 2016, in favor of the Lender Parties party to the Credit Agreement referred to in the foregoing Third Amendment to Credit Agreement, hereby consents to such Third Amendment to Credit Agreement and hereby confirms and agrees that notwithstanding the effectiveness of such Third Amendment to Credit Agreement, the Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. Without limitation of the foregoing, each Guarantor hereby ratifies the Credit Agreement as amended to date. Each Guarantor acknowledges, represents and agrees that Guarantors as of the date hereof have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Term Loan Advances or with respect to any acts or omissions of Administrative Agent or any Lender, or any past or present officers, agents or employees of Administrative Agent or any Lender, and each Guarantor does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation

/s/ Christopher Eng
By:
Name: Christopher Eng
Title: Secretary

(Signatures continued on next page)

Summit – Third Amendment to Credit Agreement

Summit Hospitality I, LLC,
Summit Hospitality VI, LLC,
Summit Hospitality VIII, LLC,
Summit Hospitality IX, LLC,
Summit Hospitality 17, LLC,
Summit Hospitality 18, LLC,
Summit Hospitality 25, LLC,
Summit Hospitality 057, LLC,
Summit Hospitality 060, LLC,
Summit Hospitality 084, LLC,
Summit Hospitality 100, LLC,
Summit Hospitality 114, LLC,
Summit Hospitality 117, LLC,
Summit Hospitality 118, LLC,
Summit Hospitality 119, LLC,
Summit Hospitality 121, LLC,
Summit Hospitality 122, LLC,
Summit Hospitality 123, LLC,
Summit Hospitality 126, LLC,
Summit Hospitality 127, LLC,
Summit Hospitality 128, LLC,
Summit Hospitality 129, LLC,
Summit Hospitality 130, LLC,
Summit Hospitality 131, LLC,
Summit Hospitality 132, LLC,
Summit Hospitality 134, LLC,
Summit Hospitality 135, LLC,
Summit Hospitality 136, LLC,
Summit Hospitality 137, LLC,
Summit Hospitality 138, LLC,
Summit Hospitality 139, LLC,
Summit Hospitality 140, LLC,
Summit Hospitality 141, LLC,
San Fran JV, LLC,
each a Delaware limited liability company

By: /s/ Christopher Eng
   Name: Christopher Eng
   Title: Secretary

Carnegie Hotels, LLC,
a Georgia limited liability company

By: /s/ Christopher Eng
   Name: Christopher Eng
   Title: Secretary

Summit Hotel TRS 003, LLC
Summit Hotel TRS 005, LLC
Summit Hotel TRS 023, LLC
Summit Hotel TRS 026, LLC
Summit Hotel TRS 030, LLC
Summit Hotel TRS 037, LLC
Summit Hotel TRS 044, LLC
Summit Hotel TRS 045, LLC
Summit Hotel TRS 057, LLC
Summit Hotel TRS 060, LLC
Summit Hotel TRS 062, LLC
Summit Hotel TRS 065, LLC
Summit Hotel TRS 066, LLC
Summit Hotel TRS 084, LLC
Summit Hotel TRS 088, LLC
Summit Hotel TRS 089, LLC
Summit Hotel TRS 090, LLC
Summit Hotel TRS 094, LLC
Summit Hotel TRS 095, LLC
Summit Hotel TRS 096, LLC
Summit Hotel TRS 099, LLC
Summit Hotel TRS 100, LLC
Summit Hotel TRS 102, LLC
Summit Hotel TRS 113, LLC
Summit Hotel TRS 114, LLC
Summit Hotel TRS 117, LLC
Summit Hotel TRS 118, LLC
Summit Hotel TRS 119, LLC
Summit Hotel TRS 121, LLC
Summit Hotel TRS 122, LLC
Summit Hotel TRS 123, LLC
Summit Hotel TRS 126, LLC
Summit Hotel TRS 127, LLC
Summit Hotel TRS 128, LLC
Summit Hotel TRS 129, LLC
Summit Hotel TRS 130, LLC
Summit Hotel TRS 131, LLC
Summit Hotel TRS 132, LLC
Summit Hotel TRS 134, LLC
Summit Hotel TRS 135, LLC
Summit Hotel TRS 136, LLC
Summit Hotel TRS 137, LLC
Summit Hotel TRS 138, LLC
Summit Hotel TRS 139, LLC
Summit Hotel TRS 140, LLC
Summit Hotel TRS 141, LLC

By: Summit Hotel TRS, Inc.,
   a Delaware corporation, the sole member of each of the above referenced Delaware limited liability companies

By: /s/ Christopher Eng
      Name: Christopher Eng
      Title: Secretary

Summit – Third Amendment to Credit Agreement

Schedule III - Approved Managers

Count	Management Company
1	Aimbridge Hospitality
1	American Liberty Hospitality, Inc.
1	Courtyard Management Corporation
1	Crestline Hotels and Resorts and affiliates
1	Fillmore Hospitality and affiliates
1	IHG Management (Maryland), LLC
1	Intercontinental Hotels Group Resources, Inc.
1	Intermountain Management, LLC
1	Interstate Management Company, LLC
1	Kana Hotels, Inc.
1	OTO Development, LLC
1	Park Place Hospitality
1	Pillar Hotels and Resorts, LP
1	Residence Inn by Marriott, Inc.
1	Sage Hospitality and affiliates
1	Select Hotels Group, LLC
1	Springhill SMC Corporation
1	Stonebridge Realty Advisors, Inc.
1	White Lodging Services Corporation
19

Summit – Third Amendment to Credit Agreement